Exhibit 99.(14)

PACE SELECT ADVISORS TRUST

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

PACE Select Advisors Trust (“Fund”) hereby adopts this Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), on behalf of its current series (each referred to hereinafter as a “Series”), for which the board of trustees (“Board”) has established Class A,  Class C, Class P and/or Class Y shares, and any series for which the Board in the future establishes Class A, Class C, Class P and/or Class Y shares.

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED. Class A, Class C, Class P and Class Y shares have the general characteristics described below.  Each class of shares is described in greater detail in the Fund’s Registration Statement. The term “Registration Statement” shall mean the currently effective Registration Statement of the Fund, and any supplements thereto, under the Securities Act of 1933, as amended, and the 1940 Act, as such Registration Statement may be amended or supplemented from time to time. The description below sets out the maximum initial sales charges, contingent deferred sales charges (“CDSCs”), 12b-1 service fees and 12b-1 distribution fees for each class of shares. These charges and fees may be lower for types of Series or individual Series, as described in the Registration Statement. Initial sales charges and CDSCs will be waived or reduced for the types of investors or under the circumstances described in the Registration Statement.

1.   CLASS A SHARES. Class A shares are sold to the general public subject to an initial sales charge. The maximum initial sales charge is 5.5% of the public offering price.

Class A shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets, paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

Class A shares held less than one year are subject to a CDSC upon redemption if the Class A shares were purchased without an initial sales charge due to an initial sales charge waiver for large purchases. The maximum Class A CDSC is equal to 1% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class A shares held one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

2.   CLASS C SHARES. Class C shares are sold to the general public without imposition of an initial sales charge but Class C shares held less than one year are subject to a CDSC upon redemption. The maximum CDSC for Class C shares is equal to 1% for equity funds (0.75% for fixed income funds) of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class C shares held for one year or more or acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

Class C shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

3.   CLASS P SHARES. Class P shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees. Class P shares are available for purchase only by participants in the PACE(SM) Program and to other types of investors described in the Registration Statement.

4.   CLASS Y SHARES. Class Y shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees. Class Y shares are available for purchase only by the types of investors described in the Registration Statement.

B.   EXPENSE ALLOCATIONS OF EACH CLASS:

Certain expenses of a Series may be attributable to a particular class of its shares (“Class Expenses”). Class Expenses are charged directly to the net assets of that class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

In addition to the distribution and service fees described above, each class may also pay a different amount of the following other expenses:

(1)  printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

(2)  Blue Sky fees incurred by a specific class of shares;

(3)  SEC registration fees incurred by a specific class of shares;

(4)  expenses of administrative personnel and services required to support the shareholders of a specific class of shares;

(5)  Board members’ fees incurred as a result of issues relating to a specific class of shares;

(6)  litigation expenses or other legal expenses relating to a specific class of shares; and

(7)  transfer agent fees identified as being attributable to a specific class.

C.   EXCHANGE PRIVILEGES:

Class A, Class C and Class P shares of a Series may be exchanged for the corresponding class or sub-class of shares of other participating Family Funds or may be acquired through an exchange of shares of the corresponding class of those funds. (“Family Funds” include other Series of the Fund, UBS Funds and other funds for which UBS Global AM serves as principal underwriter.)  Class Y shares are not exchangeable. Shares of one class may be exchanged for shares of another class of the same Series under the circumstances described in the Registration Statement.

These exchange privileges may be modified or terminated by a Series, and exchanges may only be made into Family Funds that are legally registered for sale in the investor’s state of residence.

D.   CLASS DESIGNATION:

Subject to approval by the Board, a Series may alter the nomenclature for the designations of one or more of its classes of shares.

E.   ADDITIONAL INFORMATION:

This Multiple Class Plan is qualified by and subject to the terms of the Fund’s Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and each Series’ multiple class structure.

F.   DATE OF EFFECTIVENESS:

This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any Series unless such action has first been approved by the vote of a majority of the Board and by vote of a majority of those Board members who are not interested persons of the Fund.

January 3, 2012